UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

As previously disclosed, GrafTech’s Board of Directors has adopted a practice of granting equity incentive awards to GrafTech’s global management team at the Board’s last meeting of the year. These awards are made under GrafTech’s stockholder-approved 2005 Equity Incentive Plan and are designed to motivate and reward management for the achievement of long-term financial goals and creation of stockholder value.

In accordance with its annual grant practice, on November 27, 2012, the Board and its Compensation Committee approved equity awards to management, including executive officers. The Board and the Compensation Committee, with the assistance of the Compensation Committee’s independent compensation consultant, reviewed current incentive pay practices, analyzed survey data, and took into consideration feedback from institutional investors. The awards are targeted at market median compensation levels based on benchmarking studies conducted by the Compensation Committee’s independent compensation consultant.

Consistent with awards made since 2009, the grants in 2012 include a mix of stock options, restricted stock units and performance share units. The stock options and restricted stock units vest ratably on each of the first three anniversaries of the grant date, and the restricted stock units are payable in shares upon vesting. The performance share units are earned at the end of a 3-year performance period upon the achievement of performance measures over the 3-year performance period, and are payable in shares when they vest. The ultimate number of shares earned, if any, under the performance share units is subject to adjustment based on actual performance as measured against targeted performance, and the shares that are earned vest and become payable on March 31, 2016.

To further align management’s interests with our stockholders’ interests, the Board and the Compensation Committee made changes in the mix of awards and in the performance measures for the performance share units. The performance measures were changed to return on invested capital (“ROIC”) and earnings per share (“EPS”) as measured against a peer group. The performance measures are weighted 60% to ROIC and 40% to EPS. The peer group consists of a group of 30 companies in the steel, machinery, and electrical equipment industries that are comparable to GrafTech in size, revenue, assets, employees, market capitalization, complexity, business focus and geographical scope.

Performance share unit payouts are 50%, 100%, and 200% at achievement of threshold, target, and maximum performance, respectively. Threshold payouts are earned for 30th percentile performance, target for 50th percentile performance, and maximum for 75th percentile performance when compared to the performance of the peer group, and payouts are interpolated on a straight-line basis for performance between these levels.

We believe that the above changes in our long-term incentive awards are reflective of current long-term incentive practices, demonstrate our commitment to continuous improvement, and enhance our focus on driving long-term financial and operational performance that will deliver value to our stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: December 26, 2012	By:	/s/ John D. Moran
John D. Moran
Vice President, General Counsel and Secretary